Exhibit 99.1

     Pharmion Corporation and GPC Biotech Announce Partnering Agreement for
                                   Satraplatin

     o Pharmion Obtains Commercial Rights for Satraplatin in Europe, Turkey, the Middle East, Australia and New Zealand; GPC Biotech Retains Rights in North America and all other Territories
     o Pharmion to make an upfront payment of $37.1 million to GPC Biotech; GPC Biotech may receive up to $270 million in total based upon the achievement of regulatory and sales milestones
     o Target Enrollment Achieved in Pivotal Phase 3 Study for Second-Line Chemotherapy in Hormone-Refractory Prostate Cancer; Pharmion Expects to Submit for European Marketing Authorization in 2007 pending concurrence with the EMEA

BOULDER, Colo., MARTINSRIED/MUNICH, Germany, WALTHAM, Mass. and PRINCETON, N.J., Dec. 20 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) and GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; Nasdaq: GPCB) today announced that the companies have entered into a co-development and license agreement for satraplatin, the only oral platinum-based compound in advanced clinical development. Satraplatin has shown promising safety and efficacy as demonstrated by significant improvement in progression-free survival (PFS) in a randomized study of first-line treatment of patients with hormone-refractory prostate cancer (HRPC) and is currently the subject of a Phase 3 registrational trial as second-line chemotherapy treatment for patients with HRPC. Data from the pivotal Phase 3 trial are expected to form the basis of a Marketing Authorization Application (MAA) in Europe and a New Drug Application (NDA) in the U.S. for this indication. Based on data from this trial, Pharmion expects to file the MAA in Europe in 2007, pending concurrence with the EMEA.

Under the terms of the agreement, Pharmion gains exclusive commercialization rights for Europe, Turkey, the Middle East, Australia and New Zealand, while GPC Biotech retains rights to the North American market and all other territories. Pharmion is to provide an upfront payment of $37.1 million to GPC Biotech, including an $18 million reimbursement for past satraplatin clinical development costs and $19.1 million for funding of ongoing and certain future clinical development to be conducted jointly by Pharmion and GPC Biotech. The companies will pursue a joint development plan to evaluate development activities for satraplatin in a variety of tumor types and will share global development costs, for which Pharmion has made an additional commitment of $22.2 million, in addition to the $37.1 million in initial payments. Pharmion will also pay GPC Biotech $30.5 million based on the achievement of certain regulatory filing and approval milestones, and up to an additional $75 million for up to five subsequent EMEA approvals for additional indications. GPC Biotech will also receive royalties on sales of satraplatin in Pharmion's territories at rates of 26 to 30 percent on annual sales up to $500 million, and 34 percent on annual sales over $500 million. Finally, Pharmion will pay GPC Biotech sales milestones totaling up to $105 million, based on the achievement of significant annual sales levels in the Pharmion territories. Pharmion and GPC Biotech will lead regulatory and commercial activities in their respective territories.

"We believe that satraplatin has the potential to provide significant additional benefits in the well-characterized platinum treatment class, and we will work closely with GPC Biotech to get this vital therapy to physicians and patients as quickly as possible," said Patrick J. Mahaffy, Pharmion's president and chief executive officer. "Satraplatin represents an important addition to our product portfolio, complementing our existing products as well as the global regulatory, clinical development and commercial organizations that support them."

Bernd R. Seizinger, M.D., Ph.D., chief executive officer of GPC Biotech, said:
"We were very pleased with the significant interest in satraplatin shown by a large number of pharmaceutical and biotech firms in the U.S. and Europe. We have selected Pharmion as a partner because we believe they are ideally suited to help us fully exploit the potential of satraplatin in Europe and are strongly committed to continued development of this important compound for a variety of cancers. The deal structure provides us with significant funding but still allows GPC Biotech to retain the full commercialization rights to the U.S. market and other key pharmaceutical markets." Dr. Seizinger continued:
"Pharmion's expertise and its strong oncology focused commercial infrastructure in Europe and other licensed territories will be critical in bringing satraplatin to patients in those countries. With the complementary expertise and the great respect that our teams have developed for one another, we look forward to a very productive relationship."

About Satraplatin and its Clinical Development

Satraplatin, an investigational drug, is a member of the platinum family of compounds. Over the past two decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an orally bioavailable compound and is given as capsules that patients can take at home. An oral platinum drug could offer key advantages, including ease of administration and patient convenience, in a variety of applications.

The results of a clinical study conducted by the European Organization for Research and Treatment of Cancer (EORTC) evaluating satraplatin in HRPC were presented at the 2003 Annual Meeting of the American Society for Clinical Oncology. Fifty patients were randomized to evaluate the use of satraplatin plus prednisone (n=27) versus prednisone alone (n=23) for use as a first-line chemotherapy treatment in HRPC. The study showed that treatment with satraplatin significantly lengthened progression-free survival (PFS) (p=0.023); the median PFS was 5.2 months for satraplatin compared to 2.5 months for the control arm. Additionally, at six months, 41 percent of patients treated in the satraplatin arm were progression-free compared to 22 percent of patients in the control arm. A greater than 50 percent decline in prostate-specific antigen (PSA) was experienced by 33 percent of patients (9/27) in the satraplatin arm versus 9 percent of patients (2/23) in the control arm (p=0.046). The median overall survival time was 15 months for patients treated in the satraplatin arm versus 12 months for patients in the control arm (p value not statistically significant). To date, satraplatin is the only platinum compound that has demonstrated efficacy in a randomized trial in HRPC.

In the second half of 2003, GPC Biotech launched its phase 3 Satraplatin and Prednisone Against


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Refractory Cancer (SPARC) registrational trial. The SPARC trial, which assesses the safety and efficacy of satraplatin in combination with prednisone as second-line chemotherapy in patients with HRPC, compares satraplatin plus prednisone to placebo plus prednisone. This trial is powered to show improvements in both endpoints of PFS and overall survival. Target enrollment of 912 patients in this multicenter, multinational, double-blind, randomized study was achieved earlier this month. GPC Biotech has initiated the rolling submission of an NDA with the U.S. Food and Drug Administration (FDA) for satraplatin in combination with prednisone as a second-line chemotherapy treatment for patients with HRPC. Assuming continued progress, GPC Biotech expects to complete the NDA filing in the second half of 2006. Data from the SPARC trial are also expected to form the basis of an MAA in Europe for this indication, and, pending concurrence with the EMEA, Pharmion expects to submit that application in 2007.

In addition, satraplatin has been studied in a range of tumors, and Phase 2 trials have been completed in HRPC, ovarian cancer and small cell lung cancer. In other trials, satraplatin appeared to augment the antitumor effects of radiation therapy, a clinical application in which satraplatin's oral bioavailability could be particularly advantageous. A Phase 1/2 study evaluating this combination in patients with non-small cell lung cancer has been initiated. Several other Phase 1 and 2 studies evaluating satraplatin in combination with other therapies and in various cancers are underway or planned.

Conference Call Scheduled

Separate conference calls are planned for Pharmion Corporation at 8:30 a.m. and GPC Biotech at 9:30 a.m. (both times Eastern) to which participants may listen via live webcast, accessible through each company's Web site at www.pharmion.com, www.gpc-biotech.com, or via telephone. Details, including dial-in numbers, will be provided in separate announcements.

About Pharmion Corporation

Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

About GPC Biotech

GPC Biotech AG is a biopharmaceutical company discovering and developing new anticancer drugs. The Company's lead product candidate -- satraplatin -- has achieved target enrolment in a Phase 3 registrational trial as a second-line chemotherapy treatment in hormone-refractory prostate cancer. The U.S. FDA has granted fast track designation to satraplatin for this indication, and GPC Biotech has begun the rolling NDA submission process for this compound. Satraplatin was in-licensed from Spectrum Pharmaceuticals, Inc. GPC biotech is also developing a monoclonal antibody with a novel mechanism-of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing drug development and discovery programs that leverage its expertise in kinase inhibitors. GPC Biotech AG is headquartered in Martinsried/Munich (Germany). The Company's wholly owned U.S. subsidiary has sites in


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Waltham, Massachusetts and Princeton, New Jersey. For additional information, please visit the Company's Web site at www.gpc-biotech.com.


This press release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, including the timing and effects of regulatory actions, the results of clinical trials, Pharmion's and GPC Biotech's relative success developing and gaining market acceptance for any new products, and the effectiveness of patent protection. There can be no guarantee that GPC Biotech will receive all of the payments and royalties outlined in this press release. There can be no guarantee that the SPARC trial will be completed nor that satraplatin will be approved for marketing in a timely manner, if at all, nor that, if marketed, satraplatin will be successful. We direct you to GPC Biotech's Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2004, Pharmion's most recent filings on Form 10-Q and 10-K, and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of either Pharmion or GPC Biotech. Forward-looking statements speak only as of the date on which they are made and neither Pharmion nor GPC Biotech undertakes any obligation to update these forward-looking statements, even if new information becomes available in the future.

CONTACT:

Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications, +1-720-564-9150, ir@pharmion.com, both of Pharmion Corporation;

or media, in the U.S., Heather Pierce, +1-415-278-3312, heather.pierce@mslpr.com, or in Europe, Anne Hyder, +44 (0)20 7878 3123, anne.hyder@mslpr.co.uk, both for Pharmion Corporation;

or Martin Braendle, Associate Director, Investor Relations & Corporate Communications, +49 (0)89 8565-2693, ir@gpc-biotech.com, or in the U.S., Laurie Doyle, Associate Director, Investor Relations & Corporate Communications, +1-781-890-9007, ext. 267, usinvestors@gpc-biotech.com, both of GPC Biotech;

or media, in the U.S., Emily Poe of Euro RSCG Life NRP, +1-212-845-4266 emily.poe@eurorscg.com, or in Europe, Brian Hudspith of Maitland Noonan Russo, +44 (0)20 7379 5151, bhudspith@maitland.co.uk, both for GPC Biotech/ /

Web site: http://www.gpc-biotech.com Web site: http://www.pharmion.com /

(PHRM GPCB) CO: Pharmion Corporation; GPC Biotech AG ST: Colorado, Massachusetts, New Jersey, Germany


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